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                                   EXHIBIT 11

                               AST RESEARCH, INC.
                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
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                                                        Three Months Ended     Nine Months Ended
                                                        -------------------   --------------------
                                                         April 1,   April 2,   April 1,   April 2,
(In thousands, except per share amounts)                   1995       1994       1995       1994
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Primary earnings (loss) per share
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Shares used in computing primary
  earnings (loss) per share:
    Weighted average shares of
      common stock outstanding                             32,376      32,103     32,364     31,784
    Effect of stock options treated as
      equivalents under the treasury
      stock method                                              -         977          -        728
                                                         --------      ------   --------     ------

    Weighted average common
      and common equivalent
      shares outstanding                                   32,376      33,080     32,364     32,512
                                                         --------      ------   --------     ------

Net income (loss)                                         $(7,234)    $13,214   $(69,437)   $39,379
                                                         --------     -------   ---------   -------

Earnings (loss) per share - primary                       $  (.22)    $   .40   $  (2.15)   $  1.21
                                                          =======     =======   ========    =======
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Fully diluted earnings (loss) per share
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Shares used in computing fully diluted
  earnings (loss) per share:
    Weighted average shares of
      common stock outstanding                             32,376      32,103     32,364     31,784
    Effect of stock options treated as
      equivalents under the treasury
      stock method                                              -         983          -        805
    Shares assumed issued on conversion
      of Liquid Yield Option Notes                              -       4,093          -      1,649
                                                          -------     -------   --------    -------

    Total fully diluted shares outstanding                 32,376      37,179     32,364     34,238
                                                          -------     -------   --------    -------

Net income (loss) - fully diluted earnings per share:
    Net income (loss) - primary earnings per share         $(7,234)   $13,214   $(69,437)   $39,379
    Adjustment for interest on LYONs,
      net of tax                                                 -        890          -      1,066
                                                           -------    -------   --------    -------

    Adjusted net income (loss) - fully diluted
      earnings per share                                    (7,234)    14,104    (69,437)    40,445
                                                           -------    -------   --------    -------

Earnings (loss) per share - fully diluted                  $  (.22)   $   .38   $  (2.15)    $ 1.18
                                                           =======    =======   ========    =======
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